No. S0040D

                                   CoBANK, ACB

                            LINE OF CREDIT AMENDMENT

         THIS AMENDMENT is entered into as of the 13th day of September 2000, by and between CoBANK, ACB ("CoBank") and CHUGACH ELECTRIC ASSOCIATION, INC. (the "Borrower").

         WHEREAS, CoBank and the Borrower desire to amend Line of Credit Agreement No. S0040 dated May 5, 1993 (such agreement, as may have been previously amended, shall hereinafter be referred to as the "Agreement");

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Section 4 of the Agreement is amended and restated to read as follows:

         SECTION 4.

         (A) Interest. The Borrower agrees to pay interest on the unpaid principal balance of each loan in accordance with one or more of the following interest rate options, as selected by the Borrower:

     (1) Variable Rate Option. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank may not exceed CoBank's "National Variable Rate" (as hereinafter defined) on that day and shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request. For purposes hereof, the "National Variable Rate" shall mean the rate of interest established by CoBank from time to time as its National Variable Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Borrower promptly after any such change.

                  (2) Fixed Rate Option. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods as may be agreeable to CoBank in its sole discretion in each instance.

The Borrower shall select the applicable rate option at the time it requests a loan hereunder and may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option. In addition, prior to the expiration of any fixed rate period, the Borrower may, subject to
Section 12(A) of the MLA, repay any fixed rate balance, convert any fixed rate balance to the variable rate option, or re-fix the rate at a new rate to be quoted by CoBank. Upon the expiration of any fixed rate period, the Borrower may, subject to the terms hereof, re-fix the rate or convert the rate to the variable rate option. In the absence of any such election, interest shall automatically accrue at the variable rate option. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Borrower's local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

         (B) Default Rate. Notwithstanding the foregoing, (i) if prior to the maturity of the loans the Borrower fails to make any payment to CoBank when due, then at CoBank's option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan under the terms of this Agreement; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan under the terms of the Agreement. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

         (C) Broken Funding Surcharge. The Borrower agrees to pay to CoBank a surcharge in the amount set forth below in the event the Borrower: (1) repays any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily or by reason of acceleration or otherwise); (2) fails to borrow any fixed rate balance on the date scheduled therefor; or (3) converts any fixed rate balance to another fixed rate or to the variable rate option prior to the last day of the fixed rate period applicable to such balance. The surcharge shall be in an amount equal to the sum of: (a) the present value of any funding losses imputed by CoBank to have been incurred as a result of such payment, conversion or failure; plus (b) a yield of 1/2 of 1 percent of the amount prepaid, converted or not borrowed. Such surcharge shall be calculated in accordance with methodology established by CoBank, a copy of which will be made available upon request.

2. To the extent not inconsistent herewith, all other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB                                   CHUGACH ELECTRIC ASSOCIATION, INC.


By:  /s/Elaine Phillips                              By:  /s/Eugene N. Bjornstad

Title: Asst. Corporate Secretary                     Title: General Manager